                             PROGRAM AGREEMENT AMENDMENT

         PROGRAM AGREEMENT AMENDMENT dated as of March 4, 1997 (this "Amendment") among GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), MONTGOMERY WARD & CO., INCORPORATED, an Illinois corporation ("MW"), and LECHMERE, INC., a Massachusetts corporation ("Lechmere").

                                  R E C I T A L S

         WHEREAS, MW and GE Capital have heretofore entered into a Program Agreement dated October 12, 1989, as amended (the "Program Agreement"; terms defined therein being used herein as so defined); and

         WHEREAS, GE Capital and MW desire to amend the Program Agreement in certain respects (including, but not limited to, adding Lechmere, a wholly owned subsidiary of MW, as a party thereto); and

         WHEREAS, MW and Lechmere each acquire Inventory for resale to its customers from certain manufacturers and distributors; and

        WHEREAS, MW and Lechmere have requested GE Capital to provide funds to each of MW and Lechmere to pay to such manufacturers and distributors supplying Inventory to MW and/or Lechmere; and

        WHEREAS, GE Capital is willing to make such payments for MW and Lechmere in the amounts and under the terms and subject to the conditions set forth in the Program Agreement as amended by this Amendment; and

        WHEREAS, in connection with this Amendment, Montgomery Ward Holding Corp., the direct parent of MW ("Holding"), will agree to amend its certificate of incorporation to create and issue to GE Capital shares of its Series C Preferred Stock having a liquidation value of $21,120,000, and MW will agree to amend its articles of incorporation to create and issue to Holding preferred stock with substantially identical forms of such Series C Preferred Stock of Holding and with an equivalent liquidation value;

        NOW, THEREFORE, the parties hereto, in consideration of the terms, covenants, provisions and conditions hereinafter set forth, hereby agree as follows:

        1. Section 1 of the Program Agreement is hereby amended by (i) inserting "or Lechmere's" after the word "MW" on the first line of this Section, (ii) deleting the reference to "One Hundred Million Dollars ($100,000,000.00)" in the first paragraph of this Section and replacing it with the words "Three Hundred Fifty Million Dollars ($350,000,000.00)", (iii) inserting the words "or Lechmere" after each other reference to "MW" in this Section and (iv) adding the following at the end thereof:

              "MW and Lechmere shall, from time to time, make payments to vendors (the "Vendor Payable Extension Program") in amounts equal to the invoice price (net of applicable discount) for inventory acquired by MW or Lechmere by checks written against an account maintained for such purpose at The First National Bank of Boston ("FNBB"), or such other account as may be approved by GE Capital (the "FNBB Account"). MW and Lechmere will send GE Capital a report indicating the total amount of the same day's cleared checks before 11:00 a.m. of each day. Upon the request of MW or Lechmere, GE Capital will wire same day funds into the FNBB Account in an amount equal to the prior day's Vendor Payments (the "Daily FNBB Funding"). GE Capital will provide MW and Lechmere an invoice equal to the amount of the previous day's Daily FNBB Funding (the "Vendor Payable Invoices"). The aggregate amount of outstanding payments and other amounts payable in connection with the Vendor Payable Extension Program, at any given time, shall not exceed One Hundred Fifty Million Dollars ($150,000,000).

              Notwithstanding anything contained herein to the contrary, (i) the maximum aggregate amount of outstanding payments and other amounts payable to GE Capital hereunder, at any time, shall not exceed $500,000,000 and (ii) in no event shall the aggregate amount of outstanding payments and other amounts payable to GE Capital pursuant to the Vendor Payable Extension Program exceed the amount set forth below for the time periods indicated:

                Maximum
          Amount Outstanding                            Period

          $100,000,000                        date hereof through
                                              March 14, 1997
           150,000,000                        March 15, 1997 and thereafter


          GE Capital shall not be obligated to make any payments pursuant to the Vendor Payable Extension Program if MW has the ability to borrow any amounts under the Long Term Credit Agreement among MW, various banks, and The First National Bank of Chicago, The Bank of Nova Scotia, The Bank of New York, and Bank of America National Trust and Savings Association, as agents, or the Short Term Credit Agreement among MW, various banks, and The First National Bank of Chicago, The Bank of Nova Scotia, The Bank of New York, and Bank of America National Trust and Savings Association, as agents, each dated as of September 15, 1994 and as amended on March 19, 1996, September 6, 1996 and as of December 23, 1996 (collectively, the "Bank Facility") or under its existing inventory financing facility with Deutsche Financial Services Corporation ("DFS") pursuant to the Program Agreement, dated as of October 7, 1996, among DFS, MW and Lechmere (the "Inventory Financing Facility"), to the extent that MW or Lechmere have outstanding invoices payable thereunder. MW hereby covenants and agrees that it will not make any optional prepayment of principal under the Bank Facility or the Inventory Financing Facility, if the aggregate amount of outstanding Payments and other amounts payable to GE Capital hereunder exceed $350,000,000 (a "Prohibited Payment"). The making of any such Prohibited Payment shall constitute an Event of Default and shall have the consequences set forth in Section 7(b) of this Agreement. GE Capital's agreement to provide funds to MW and Lechmere under this Agreement pursuant to the Vendor Payable Extension Program shall terminate on the first to occur of (i) March 4, 1998, (ii) an occurrence and continuation of an Event of Default pursuant to
          Section 7(a)(6) of this Agreement or (iii) upon notice by GE Capital, the occurrence and continuation of an Event of Default pursuant to any other subsection of Section 7(a) of this

          Agreement. Upon any termination of GE Capital's obligations under this Agreement due to the occurrence and continuance of an Event of Default pursuant to Section 7(a)(6) of this Agreement, all of MW's and Lechmere's obligations under this Agreement shall be immediately due and payable and upon any termination due to the occurrence and continuation of an Event of Default under any other subsection of Section 7(a) of this Agreement, GE Capital may immediately, by written notice to MW and Lechmere, declare all of MW's and Lechmere's obligations under this Agreement to be immediately due and payable."

      2. Section 2 of the Program Agreement is hereby amended by (i) adding the words "and Lechmere" after each reference to "MW" in this Section and (ii) adding the following to the end thereof:

               "MW and Lechmere shall each reimburse GE Capital in full the amount funded by it on their respective behalfs as set forth in each Vendor Payable Invoice no later than 45 days after the date of such Vendor Payable Invoice together with interest on such amount from the date of funding until paid in full at the GE Capital Charge Rate as in effect from time to time. "GE Capital Charge Rate" means the per annum GE Capital money cost as reported in the internal financial reports of GE Capital's Appliance/Electronics Financing Group plus four hundred twenty-five (425) basis points."

      3. Section 3 of the Program Agreement is hereby amended by inserting after the second word of subsection (i) the words "purchased by MW" and by adding the following to the end thereof:

              "Lechmere represents and warrants to GE Capital that:

              (a) Lechmere is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts;

              (b) Lechmere is duly authorized to enter into this Agreement, has taken all necessary corporate action to authorize the execution and consummation of this Agreement, and shall furnish GE Capital with satisfactory evidence of same upon request. This Agreement is a legal, valid and binding obligation of Lechmere enforceable against Lechmere in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally;

              (c) The execution, delivery and performance of this Agreement do not constitute a breach of any provisions contained in Lechmere's Articles of Organization or Bylaws;

              (d) The execution, delivery or performance of this Agreement is not in contravention of any applicable provision of law, governmental rule or regulation and does not require the consent or approval of any governmental entity or authority or any other person which has not been obtained;

              (e) The execution, delivery or performance of this Agreement is not in contravention of any order binding upon Lechmere, or any agreement, indenture or other instrument, including, without limitation, any loan agreement to which Lechmere is a party or by which Lechmere or its property is or may be bound, and will not result in a breach or termination thereof, constitute a default thereunder, or accelerate any performance required thereby or result in the creation or imposition of a lien on any of its properties;

              (f) No litigation which might impair the enforceability of this Agreement or Lechmere's ability to perform its obligations hereunder ("Material Litigation") is pending or, to Lechmere's knowledge, threatened against Lechmere;

              (g) The Inventory of Lechmere is not covered by or subject to, in whole or in part, (1) any effective security agreement or equivalent security or lien instrument, or (2) any financing statement or continuation statement on file or of record in any public office, except for the security agreement and financing statement in favor of MW;

              (h) Lechmere's principal place of business is located at Montgomery Ward Plaza, Chicago, Illinois 60671."

    4. Section 5 of the Program Agreement is hereby amended by deleting subsection (i) and by adding the following to the end thereof:

                    "Lechmere covenants and agrees that, for so long as it
              shall have any obligation to GE Capital hereunder, it shall:

                    (a) Not grant a security interest in, or otherwise create a lien on, any Inventory with respect to which GE Capital is to make or makes a Payment to a Lechmere Vendor without giving GE Capital 45 days prior written notice thereof;

                    (b) Not change its principal place of business without giving GE Capital 30 days' prior written notice thereof;

                    (c) Permit a GE Capital employee or employees designated by GE Capital to work on Lechmere's premises in Lechmere's accounts payable operation to administer the program as to Lechmere and to allow such employee or employees access to all Lechmere's books and records necessary to perform this function."

    5. Section 6 of the Program Agreement is hereby amended by inserting the words "and Lechmere" after each reference to "MW" in this Section.

    6. Section 7 of the Program Agreement is hereby amended by (i) inserting the words "or Lechmere" after each reference to "MW" in subsection
(a)(1), (a)(2), (a)(3), (a)(4), (a)(6), (a)(7) and (a)(8), (ii) by inserting the words "or Lechmere's" after each reference to "MW's" in subsection
(a)(4), (iii) inserting the words "and Lechmere" after each reference to "MW" and inserting the words "or Lechmere's" after the reference to "MW's" in subsection (b), and (iv) deleting subsection (a)(5) in its entirety and replacing it with the following:

                 (5) The Interim Consumer Credit Card Agreement, dated as of April 1, 1996, as amended, restated and renamed The Bank Credit Card Program
                                      6

    Agreement, among Monogram Credit Card Bank of Georgia and MW or the Account Purchase Agreement dated as of June 24, 1988, as amended and restated and renamed the Account Related Agreement, dated as of April 1, 1996, between Montgomery Ward Credit Corporation and MW (i) shall fail to remain in full force and effect, or (ii) any "MW Default" (as defined in such agreements) shall occur thereunder or (iii) MW shall give notice of termination or take any action to terminate any of such agreements.

    7. Section 8 of the Program Agreement is hereby amended by (i) inserting the words "and Lechmere" after each reference to "MW" and (ii) inserting the words "or Lechmere's" after each reference to "MW's".

    8. Section 9 of the Program Amendment is hereby amended by (i) inserting the words "and Lechmere" after each reference to "MW", (ii) inserting the words "and Lechmere's" after each reference to "MW's", (iii) deleting the first two words of the second sentence of the third paragraph of subsection 9(a) and by inserting in its place "MW and Lechmere will jointly and severally" and (iv) deleting the first two words of the last sentence of subsection 9(b) and by inserting in its place "MW and Lechmere will jointly and severally".

    9. Section 10 of the Program Agreement is renumbered as Section 12 and new Sections 10 and 11 are hereby added as follows:

          "10. LECHMERE AND MW LIABILITY. (a) By becoming a party to this Agreement, Lechmere shall be responsible only for reimbursement obligations or other obligations hereunder arising out of commitments or Payments made with respect to Lechmere's invoices or deduction against Payments made or claims asserted on behalf of Lechmere against Lechmere's Vendors, or payments made by GE Capital in connection with Lechmere's participation in the Vendor Payable Extension Program, but not for reimbursement obligations or other obligations hereunder arising out of commitments or Payments made with respect to MW's invoices or deductions made or claims asserted on behalf of MW against MW's Vendors or any other obligations of MW under this Agreement. MW shall be responsibe for all its obligations under this Agreement.

                (b) MW and Lechmere agree to jointly and severally indemnify and hold GE Capital harmless from and against any and all third party suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by GE Capital as the result of its having entered into this Agreement or made Payments hereunder or any payments pursuant to the Vendor Payable Extension Program; provided, however, that MW and Lechmere shall not be liable for such indemnification to GE Capital to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from GE Capital's gross negligence or willful misconduct.

           11.  GUARANTEE.

                11.1 MW GUARANTEE. MW hereby unconditionally and irrevocably guarantees (the "Guarantee") to GE Capital the due and punctual payment and performance of all current and future liabilities and obligations of Lechmere arising under this Agreement, including, without limitation, the reimbursement obligations of Lechmere arising out of commitments or Payments for the benefit of Lechmere hereunder, including payments pursuant to the Vendor Payable Extension Program, together with all costs and expenses incurred by GE Capital for which Lechmere is responsible hereunder or incurred by GE Capital in connection with the enforcement of this Guarantee. The obligations of MW under this Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

               (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Lechmere under this Agreement by operation of law or otherwise;

               (b) any modification or amendment of or supplement to this Agreement if such modification, amendment or supplement is signed by an officer of MW;

               (c) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, for any obligation of Lechmere under this Agreement;

               (d) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Lechmere, its assets or any resulting release or discharge of any obligation of Lechmere hereunder;

               (e) the existence of any claim, set-off or other rights which MW may have at any time against Lechmere, whether or not arising in connection with this Agreement, or against GE Capital arising under this Agreement; provided, however, that nothing herein shall prevent the assertion of any such claim by seperate suit or compulsory counterclaim;

               (f) any invalidity or unenforceability of any liability or obligation of or relating to Lechmere for any reason under this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment or performance by Lechmere of any liability or obligation under this Agreement; or

               (g) any other act or omission to act or delay of any kind by Lechmere, GE Capital or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal (excluding any statute of limitations defense) or equitable discharge of the obligations of MW under this Guarantee.

          MW's obligations under this Guarantee shall remain in full force and effect until all liabilities and obligations of Lechmere under this Agreement shall have been irrevocably paid and performed in full.
          If at any time the payment of any amount by Lechmere under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Lechmere or otherwise, MW's obligations under this Guarantee with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

              11.2. WAIVERS. With respect to the Guarantee, MW irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against Lechmere or its successors or assigns. Furthermore, MW irrevocably and absolutely waives any and all rights of subrogation, contribution, indemnification, recourse, reimbursement and any similar rights against Lechmere arising as a result of any payment made by MW hereunder for the account of Lechmere, whether such rights arise under any express or implied contract or by operation of law, until Lechmere's obligations hereunder have been irrevocably paid and discharged in full. If acceleration or the time for payment of any amount payable by Lechmere under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of Lechmere, all such amounts otherwise payable or subject to acceleration under the terms of this Agreement shall nonetheless be payable by MW hereunder forthwith on demand by GE Capital."

    10. Section 12 of the Program Agreement is hereby amended by inserting the words "and Lechmere" after each reference to "MW". Subsection (c) of
Section 12 of the Program Agreement is hereby deleted and replaced with the following:

               "(c)     Notices give under this Agreement shall be deemed
          made and received:     (a)  three Business Days after depositing
          same in the U.S. Mail, postage paid, addressed to the party to whom such notice is directed at the address set forth below or at such other address as such party may by written notice received by the other parties hereto designates as its address for such purpose or
          (b) if sooner, the next Business Day following facsimile transmission to the party to whom such notice is directed at the number set forth below or at such other number as such party may by written notice received by the other parties hereto designates as its number for such purpose. The addresses and the facsimile transmission numbers for notices hereunder are as follows:

          If to GE Capital:

          General Electric Capital Corporation
          7595 Centurion Parkway
          Jacksonville, FL  32256
          Attention:  Director of Inventory Financing
          FAX No.  (800) 723-1590

          With a copy to:

          General Electric Capital Corporation
          260 Long Ridge Road
          Stamford, Connecticut  06904
          Attention:  Vice President and General Manager,
                      Retailer Financial Services
          FAX No.  (203) 357-4135

          and if to MW:

          Montgomery Ward & Co., Incorporated
          844 N. Larrabee, 5-3
          Chicago, Illinois  60671
          Attention:  Treasurer
          FAX No. (312) 467-7421
          with a copy to:

          Montgomery Ward & Co., Incorporated
          535 W. Chicago Avenue, 24-S
          Chicago, Illinois  60671
          Attention:  Secretary
          FAX No. (312) 467-7898

          and if to Lechmere:

          Lechmere, Inc.
          c/o Montgomery Ward & Co., Incorporated
          844 N. Larrabee, 5-3
          Chicago, Illinois  60671
          Attention:  Treasurer
          FAX No. (312) 467-7421

          with a copy to:

          Lechmere, Inc.
          c/o Montgomery Ward & Co., Incorporated
          535 W. Chicago Avenue, 24-S
          Chicago, Illinois  60671
          Attention:  Secretary
          FAX No. (312) 467-7898

     11. In each place in the Program Agreement when the words "and Lechmere", "or Lechmere" or "Lechmere's" have been inserted, all words in the singular that follow such insertion shall include the plural and all words in the plural that follow such insertion shall include the singular.

     12. Supplement No. 1 to the Program Agreement is hereby amended by inserting the words "and Lechmere" after the first reference to "MW" in such supplement and the words "or Lechmere" after each subsequent reference to "MW". In addition, the second paragraph of Supplement No. 1 to the Program Agreement is hereby deleted and replaced with the following:

               "Commencing as of March 1, 1997 in consideration of the payments made from time to time by GE Capital for MW and/or Lechmere under the Agreement for certain invoices covering inventory acquired by MW and/or Lechmere from Vendors (other than pursuant to the Vendor Payable Extension Program, as to which the provisions of this Supplement No. 1 shall not be applicable), MW and Lechmere each agree to make reimbursement in full of each such Invoice paid by GE Capital on its behalf no later than 120 days from the earlier of (i) the shipping date of the Inventory covered by such Invoice or (ii) the date of such Invoice, or such other date as may be agreed upon by GE Capital and MW or Lechmere, as the case may be. Notwithstanding the foregoing, MW or Lechmere may delay any such reimbursement payment for up to 90 days beyond the due date with respect to any particular Invoice, but not beyond 180 days from the date of such Invoice. GE Capital may terminate this 90-day extension right as to future Invoices at any time upon 30 days' prior written notice to MW and Lechmere. If for any reason any reimbursement is received by GE Capital later than the applicable due date, MW and Lechmere, as the case may be, each agree to pay to GE Capital interest on such outstanding amount from such due date until paid in full at the GE Capital Charge Rate as in effect from time to time."

     13. MW and Lechmere hereby jointly and severally represent and warrant to GE Capital as follows:

          (a) No Event of Default or event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default has occurred and is continuing.

          (b) The execution, delivery and performance by MW and Lechmere of this Amendment have been duly authorized by all necessary or proper corporate action and do not require the consent or approval of any person which has not been obtained.

          (c) This Amendment has been duly executed and delivered by MW and Lechmere and each of this Amendment and the Program Agreement as amended hereby constitutes a legal, valid and binding obligation of MW and Lechmere, enforceable against them in accordance with its terms.

          MW further represents and warrants to GE Capital that each of the representations and warranties of MW contained in subsections 3(a), (c), (d),
(e), (g), (i) and (j) is true and correct as of the date hereof, with all references therein to the Agreement being deemed to refer to the Agreement as amended hereby.

     14. That certain letter agreement dated February 14, 1997 between GE Capital and MW relating to the Program Agreement (the "Letter Agreement") is deemed terminated and the commitment amount under Section 1 of the Agreement is reinstated at $350,000,000; provided, however, that MW's payment obligation under the Letter Agreement shall remain in full force and effect and that any amounts funded by GE Capital pursuant to the Letter Agreement prior to the date hereof shall be deemed outstanding for purposes of calculating the maximum amount outstanding under Section 1 of the Program Agreement (as amended hereby).

     15. MW agrees to pay on demand all costs and expenses of GE Capital in connection with the preparation, execution and delivery of this Amendment and the Letter Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for GE Capital with respect thereto.

     16. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     17. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the principles thereof regarding conflict of laws.

     18. Except as amended hereby, the Program Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                   GENERAL ELECTRIC CAPITAL CORPORATION

                                   By:
                                      ---------------------------------
                                      Name:
                                      Title:


                                   MONTGOMERY WARD & CO., INCORPORATED

                                   By:
                                      ---------------------------------
                                      Name:
                                      Title:


                                   LECHMERE, INC.


                                   By:
                                      ---------------------------------
                                      Name:
                                      Title: